Exhibit (a)(1)(D)

FORM OF ADDENDUM

Employee Name

Eligible Options with Discounted Exercise Price:

Option Number	Original Option Date	Eligible Options	Current Exercise Price	New Exercise Price	Increase in Exercise Price Per Share	Cash Payment
123456789	01/01/2003	1000	$5.00	$6.00	$1.00	$1,000.00

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